Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

STRAYER EDUCATION, INC.

ARTICLE I

Strayer Education, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter.

ARTICLE II

The following provisions set forth in Article III are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended, with effect on the date these Articles of Amendment and Restatement are accepted for record by the State Department of Assessment and Taxation of the State of Maryland (the “Effective Date”).

ARTICLE III

FIRST: The name of the Corporation is: STRATEGIC EDUCATION, INC.

SECOND: The purposes for which the Corporation is formed are:

(a)                                 To acquire all of the outstanding capital stock of Strayer College, Inc. and Education Loan Processing, Inc. Upon completion of the transactions, Strayer College, Inc. and Education Loan Processing, Inc. will each be direct subsidiaries of the Corporation.

(b)                                 To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

(c)                                  To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

(d)                                 In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

The Corporation shall be authorized to exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

THIRD: The address of the principal office of the Corporation in the State of Maryland is, 2405 York Road, Suite 201, Lutherville, Maryland 21093, c/o The Corporation Trust Incorporated.

FOURTH: The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland corporation, and the post office address of the agent is 2405 York Road, Suite 201, Lutherville, Maryland 21093.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000, consisting of (a) 32,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (b) 8,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value, is $400,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Article SEVENTH of the charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

SIXTH: The number of directors of the Corporation shall initially be one (1), which number may be changed from time to time pursuant to the By-laws of the Corporation; provided, however, that so long as the Corporation has less than three stockholders, the number of directors may be less than three but, in that case, shall not be less than the number of stockholders.

SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)                                 The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for consideration as is determined by the Board of Directors in accordance with applicable law.

(b)                                 No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied.

(c)                                  The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.

(d)                                 The Board of Directors of the Corporation may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of the shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

(e)                                  With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (e) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for the action to be effective and valid, the corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of the action by the Board of Directors as required by law.

EIGHTH: To the fullest extent permitted by the laws of the State of Maryland, the liability of any director or officer of the Corporation to the Corporation or its stockholders for money damages shall be limited to the sum of ten dollars ($10.00), provided that nothing contained in this Article EIGHTH shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This Article EIGHTH shall not be construed to affect the liability of a person in any capacity other than the person’s capacity as a director or officer.

NINTH: The Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-603(e)(1)(iii) of the Corporations and Associations Article of the Annotated Code of Maryland.

TENTH: The Corporation expressly elects not to be governed by the provisions of Section 3-701 through Section 3-709, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland.

ELEVENTH: The duration of the Corporation shall be perpetual.

TWELFTH: In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation’s total liabilities.

ARTICLE IV

The amendment and restatement of the charter of the Corporation set forth in Article III hereof has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

ARTICLE V

The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Articles THIRD and FOURTH of the amendment and restatement of the charter set forth in Article III hereof.

ARTICLE VI

The current number of directors of the Corporation is ten, and the names of those currently in office are as follows: Robert S. Silberman, Charlotte F. Beason, William E. Brock, John T. Casteen, Nate Fick, Robert R. Grusky, Karl McDonnell, Todd A. Milano, G. Thomas Waite, III, and J. David Wargo.

ARTICLE VII

7.1.                            Immediately before the amendments set forth in Article FOURTH of the amendment and restatement of the charter set forth in Article III hereof, the Corporation has authority to issue 28,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 20,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $280,000.

7.2.                            As the charter is amended, the Corporation has authority to issue 40,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 32,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $400,000.

7.3.                            None of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class of the Corporation’s stock were changed by the amendments set forth in these Articles of Amendment and Restatement.

ARTICLE VIII

The undersigned [TITLE] acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned [TITLE] acknowledges that, to the best of [his] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its [TITLE] on [DATE].

ATTEST:	STRAYER EDUCATION, INC.

By:
Secretary	[Title]